Exhibit 10.9

October 10, 2017

Jeffrey M. Dayno, M.D.

1501 Foxbury Road

Maple Glen, PA 19002

Dear Jeff:

On behalf of Harmony Biosciences, LLC (“Harmony Biosciences” or the “Company”) I am pleased to extend an offer of employment with the Company as Executive Vice President and Chief Medical Officer. Except for business travel on behalf of the Company, you will work out of the Company’s Philadelphia Regional Office and other Company venues. This position will report to CEO, Bob Repella.

Your start date will be mutually determined but we anticipate it to be on or around November 13, 2017. We are excited about the possibility of you joining our team at Harmony Biosciences and hope you will accept our offer to join us in executing our growth plans for the Company.

The terms of your employment offer are outlined below:

•	Bi-monthly base pay of 16,666.66, which when annualized, is equivalent to a base salary of $400,000 per year.

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Participation (pro-rated for the calendar year in which your actual start date occurs) in the Harmony Biosciences, LLC Performance Bonus Plan at up to 50% of your base salary based on Company and individual achievement. Your bonus will be based on your performance meeting established individual goals and objectives to support the growth strategy of the Company, as well as the Company’s overall performance.

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Equity in the Company’s parent company, Harmony Biosciences II, Inc. (“Parent”) – 850,000 stock options for Parent common stock equal at an exercise price to the greater of $1.00 and the fair market value per share of common stock as of your start date, to be determined by the Parent’s Board of Directors or its Compensation Committee, if applicable. Your Stock Option Agreement shall provide that these stock options (a) time vest at a rate of 20% per annum on each of the first five (5) anniversaries of your start date (provided that you remain an employee in good standing of the Company as of each such anniversary) and (b) accelerate vest upon a Change in Control (as defined in the Parent’s Equity Incentive Plan) provided that you remain an employee in good standing of the Company on the date of such Change in Control.

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In consideration of the money you will leave behind at your current employer for annual bonus and LTI you will receive a sign-on bonus of $150,000 (subject to applicable tax and other withholding), paid to you in two installments. The first will be 50% ($75,000) and paid no later than 12/31/2017. The second will be 50% ($75,000) and paid no later than 12/31/2018. Both payments require that you are an active employee in good standing at the time of payment. If you leave the company for any reason within 12 months after receiving the first payment or 6 months after receiving the second sign-on bonus payment, you must pay back the full pre-tax amount of that payment to Harmony Biosciences.

•	As a full-time Company employee, you will accrue paid vacation and sick leave. Vacation will accrue at a rate of 1.25 days per month, or 15 days per year.

•	As a full-time employee of the Company, except as expressly provided for above, you are eligible to participate in the provided Harmony Biosciences, LLC Employee Benefit Plans.

•	This offer is contingent upon successful completion of Harmony’s pre-employment process.

You will devote all of your time and attention to the Company (including, but not limited to, its business, operations and success) and shall not compete with the Company in any way during your employment.

This offer of employment, if not previously accepted by you, will expire ten days after the date first set forth above. This offer of employment does not represent an employment contract. Just as you retain the right to resign, with or without notice or cause, Harmony Biosciences has the same right with respect to termination of your employment. You will be an employee at will, and your employment is for no definite term, regardless of any other oral or written statement by an Harmony Biosciences offer or representative, with the exception of an express written employment contract signed by the CEO, President or Chief Legal Officer of the Company. Notwithstanding anything in this offer of employment to the contrary, if your actual start date does not occur on or prior to November 13, 2017, this offer of employment will be null and void in its entirety (even if previously accepted by you.)

If you understand and accept these terms, please sign and return one copy of this offer letter to me. We would love to have you join Harmony Biosciences and be a part of building a great company. Should you have any questions regarding this offer, please feel free to contact me at 610 368 1337.

Sincerely,

Nancy Lauby
Human Resources

Agreed to and Accepted by:

10/12/2017
Jeffrey Dayno, M.D.	Date